Exhibit 10.1

TRUST THINK, LLC WHOLESALE DISTRIBUTION AGREEMENT

THIS AGREEMENT, effective upon the date the agreement is executed, between Trust Think, LLC a Division of Think, LLC, a corporation with its main business office at 8997 Commerce Dr., De Soto, KS 66018, hereinafter called “Company,” and Digital Ally, Inc, a Nevada Corporation with its main business office at 9705 Loiret Blvd, Lenexa, KS 66219, hereinafter called “DISTRIBUTOR.”

WHEREAS, Company manufactures and distributes Danolyte Global, LLC., “Danolyte”, products for commercial use under various brands; and

WHEREAS, Company desires that Distributor act in connection with the servicing, promotion, and sale of those Danolyte products listed in Attachment A (“Products”), which attachment Company may modify, with written notice to Distributor, from time to time, and Distributor desires to so act;

NOW, THEREFORE, Company, in consideration of certain agreements hereinafter set forth and to be performed by Distributor, hereby engages non-exclusively to market, promote, and sell Company’s Danolyte (“Products”) to First Responder and Commercial customers; list will be provided to Company in electronic format. Company will protect Digital Ally, Inc. for any and all customers provided hereby. If any other Representative solicits or sells to any customer on this protected list Company agrees to notify such Representative of such violation and to cease and desist all such activities. All Customers must be agreed upon by Distributor and Company in writing, by email, facsimile, or other verifiable communication. Distributor shall present Products to Customers whenever applicable and appropriate, arrange meetings with Customers on behalf of Company and may, upon Company’s request and at Distributor’s discretion, introduce Company or Company’s agent to Customer and/or assist Company with development of Products. ( See attachment B for Customer ‘MRP’, minimum retail price requirements.)

The parties mutually agree as follows:

1. Term. This Agreement shall have an initial term beginning on the Effective Date and ending One (1) year thereafter. Thereafter, the Agreement shall automatically renew for successive additional terms of one year each unless Company or Distributor provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Notwithstanding the foregoing, either party may terminate this Agreement at any time, effective immediately upon written notice if it has good cause for termination.

2. All Sales Subject to Company’s Terms and Conditions. All Products represented by Distributor shall be sold subject at Company’s prices, terms, conditions, and confirmation by Company at its main office, and in amounts and assortments authorized by, and to customers approved by Company. (Attachment A) Distributor shall not solicit nor accept orders from buyers located outside Distributor’s assigned territory or assigned area of responsibility. All remittances due to Company shall be made by Distributor directly to Company, unless otherwise instructed by Company. Distributor understands that a Distributor’s order shall be subject to credit approval by Company and that Company shall be the sole judge of a Distributor’s credit-worthiness. If for any reason the Distributor does not accept delivery or if Company does not affect delivery to the Distributor because in Company’s judgment Distributor’s credit standing is impaired, Company shall be entitled to sell or otherwise dispose of Products and in such event Distributor shall not be entitled to remuneration thereon. All orders shall be booked and transmitted in the name of the actual Distributor.

3. Coverage/Commission Adjustments. Notwithstanding any other provision of this Agreement, Company shall have the option to modify this Agreement to implement changes in coverage or services. In the event Company exercises this option, the terms payable hereunder shall be adjusted to reflect modified Distributor responsibilities, as agreed to by Company and Distributor.

4. Confidential Information. Distributor and Company each acknowledges that from time to time each party to this Agreement will have access to certain confidential and proprietary information and systems of the other party (the “Disclosing Part”) which is generally not available to or known by the public, in which the Disclosing Party has a legitimate protectable interest and which has particular value to the Disclosing Party, the disclosure of which could be harmful to the Disclosing Party’s interests (the “Confidential Information”). During the term of this Agreement and for a period of two (2) years thereafter, Distributor and Company each agree that it shall not directly or indirectly disclose such Confidential Information to any third party except as required by law or regulation or use any Confidential Information for any purposes not expressly authorized in writing by the Disclosing Party. Confidential Information means any and all information, whether disclosed in writing or orally, identified as confidential by the Disclosing Party. For purposes of this Agreement, Company information relating to Company business strategies, deal rates, promotional rates, marketing plans, new item introductions and business development opportunities shall be considered Confidential Information. Confidential Information may also include, but is not limited to: business Models and plans, proprietary computer software and sales planning and execution processes, information and/or knowledge regarding products, processes, techniques, trade secrets, strategies and programs, financial data, vendor and customer relationships, methods of operation and other information or materials in any form proprietary to a party. For purposes of this Agreement, Confidential Information shall not include the following:

(a)	Information available in the public domain, not as a result of the violation of any undertaking herein;

(b)	Information available to either party on a non-confidential basis prior to disclosure of it by the other party;

(c)	Information that is available from a third party, provided that such source is not violating any duty or agreement of confidentiality;

(d)	Information that is independent developed by a party and such independent development can be reasonably substantiated;

(e)	Information that is required to be disclosed by law or legal process.

5. Non-Solicitation. During the ten of this Agreement and for a period of one (1) year following its termination, the parties agree not to, without the prior approval of the other party (which approval shall be provided in writing or e-mail), solicit or induce any employee of the other, either directly or indirectly, to leave such employment and/or become an employee of the other or any company affiliated with or related to such party. Notwithstanding the foregoing, a general solicitation, such as through a newspaper, website or trade journal, and any hiring related thereto, shall not be prohibited by this section.

6. Termination. Either party may terminate this Agreement at any time, effective immediately upon written notice for good cause.

(a) Without limiting the applicable law, the following circumstances shall constitute good cause for termination:

(i) the other party shall be in material breach of any of its obligations under this Agreement and, where the breach involves an ongoing obligation that is capable of cure, such party shall have failed to cure such breach within thirty (30) days after receiving written notice from the other party of the existence of such breach. For purposes of this section, “material breach” shall include, without limitation, any failure by Distributor to substantially achieve quarterly or annual qualitative and/or quantitative performance objectives; comply with Company’s Deduction Management Policy (provided that Distributor may comply with the document retention requirements of such policy by transferring covered documents to Company); and comply with Company’s Sales Policy and Procedures, Manual and such other policies and procedures as Company may issue from time to time that are agreed to in writing by Company and Distributor; “material breach” shall also include C01npany’s failure to deliver product timely and in the quantities and quality required by accepted purchase orders in accordance with the terms of this Agreement; or

(ii) the other party shall have become insolvent or filed a petition in bankruptcy, or entered into a composition with its creditors, or had a receiver appointed for its assets, or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition.

7. Post Termination. Immediately upon notice of termination being served by either party, Company shall have the right to obtain orders through another Distributor or sales office and Distributor shall have the right to offer its services to third parties, subject to the confidentiality provisions set forth herein. Since Distributor will not be obtaining such Company orders, Distributor shall have no right to remuneration on said orders. Company is not obligated to accept orders from Distributor for shipment after the termination date.

8. Indemnification. Distributor agrees to indemnify Company for expenses and losses incurred by Company and caused by Distributor’s gross negligence or actions in violation of the terms of this Agreement, or in violation of any laws, regulations, or policies of Company, or without written authorization of Company. Company agrees to indemnify and hold harmless Distributor from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorneys’ fees), in any way resulting from the gross negligence of Company, its employees, or agents in the performance of this Agreement, and any loss or injury resulting from and/or arising out of products, point of sale materials and/or other product related materials and/or goods, supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purpose or use of any product manufactured, produced or distributed by Company, except to the extent of Distributor’s responsibility set forth in the preceding sentence.

10. Further Actions. Each of the Parties agrees to execute, acknowledge, and deliver such additional documents, and take 9ch further actions, as may reasonably be required from time to time to carry out each of the provisions and the intent of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal Distributors, and assigns. This Agreement may not be assigned by any party without the express written consent of the other parties.

12. Notices. All notices, requests, demands, and other communications made hereunder shall be in writing and shall be deemed duly given if delivered or sent by telex, facsimile, or registered or certified mail, postage prepaid, as follows, or to such other address or person as the party may designate by notice to the other party hereunder:

Company	Distributor
Trust Think, LLC.	Digital Ally, Inc.
8997 Commerce Drive	9705 Loiret Blvd
De Soto, KS 66018	Lenexa, KS 66219
Joseph J. Bisogno, Owner	Stanton E. Ross, CEO

13. Attorneys’ Fees. In the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation.

14. Governing Law. This agreement shall be governed by, and interpreted in accordance with the laws of the State of Kansas. The parties hereby agree that any legal action or proceeding shall be brought in the courts of the State of Kansas, County of Johnson. The parties further agree to submit to the jurisdiction of the State of Kansas and consent to the service of process in accordance with applicable procedures and rules of said jurisdiction.

15. Entire Agreement/Modification. This Agreement contains the entire understanding of the parties with respect to the subject matter of the agreement, and it supersedes ail prior understandings and agreements, whether written or oral, and all prior dealings of the parties with respect to the subject matter hereof. This Agreement, in whole or in part, cannot be changed, modified, extended, or discharged orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Further, no consent or waiver, express or implied, to or of any breach or default shall constitute a consent or waiver to or of any other breach.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this __ day of April 2020.

Company	Distributor
TRUST THINK. LLC	DIGITAL ALLY, INC.